SCHEDULE A
TRANSACTIONS IN THE COMMON STOCK EFFECTING DURING THE PAST 60 DAYS BY THE REPORTING PERSON

The following table sets forth all transactions in the Common Stock effected in the past 60 days by the Reporting Persons. Except as noted below, all such transactions were effected by the Reporting Person in the open market through brokers, and the price per share does not include brokerage commissions and transaction costs.

Name of Reporting Person	Date of Transaction	Shares Purchased (Sold)	Price Per Share ($)
Globalharvest Holdings Venture Ltd.	12/23/2025	112,505	11.61
Globalharvest Holdings Venture Ltd.	12/24/2025	15,365	11.60
Globalharvest Holdings Venture Ltd.	12/26/2025	13,679	11.64
Globalharvest Holdings Venture Ltd.	12/29/2025	59,761	11.60
Globalharvest Holdings Venture Ltd.	12/30/2025	96,190	11.61
Globalharvest Holdings Venture Ltd.	12/31/2025	104,899	11.59
Globalharvest Holdings Venture Ltd.	01/02/2026	88,864	11.58
Globalharvest Holdings Venture Ltd.	01/05/2026	64,089	11.57
Globalharvest Holdings Venture Ltd.	01/06/2026	2,480	11.64
Globalharvest Holdings Venture Ltd.	01/07/2026	7,472	11.61
Globalharvest Holdings Venture Ltd.	01/08/2026	13,683	11.96
Globalharvest Holdings Venture Ltd.	01/09/2026	682	12.00
Globalharvest Holdings Venture Ltd.	01/15/2026	985,704	11.76